Exhibit 4.3

 5876 Owens Ave. Suite 100

Carlsbad, CA 92008

(Enacted 10/13/2020)

Audit Committee Charter

I. Purpose of Committee

The Audit Committee (the “Committee”) is a committee of, and reports to, AppTech’s Board of Directors (the “Board”). Through this Charter, established to support the Board in fulfilling its oversight responsibilities for the monitoring the integrity of AppTech’s:

-	Financial statements, accounting and financial reporting processes and financial statement audits;
-	Compliance with legal and regulatory requirements
-	Registered public accounting firm’s qualifications and independence;
-	Performance of AppTech’s independent auditor and internal audit functions;
-	Internal control processes over financial reporting and its disclosure controls and procedures;
-	Process for identifying and managing risks and audits of its financial statements;
-	Compliance with ethical standards adopted by the company.

The committee’s principal responsibility is one of oversight. The fundamental responsibility for the company’s financial statements and disclosures rests with management and the independent auditor.

II. Committee Membership, Composition & Meetings

The Committee will comprise of three (3) or more Directors as determined by the Board. All Committee member will meet the applicable standards of independence and the determination of independence will be made by the Board and as defined by applicable standards in Section 10A of the Exchange Act. Further, at all times, the majority of Committee members must comply with all financial literacy requirements of the securities exchanges on which the company is listed. At least one member, the Committee Chair, will qualify as an “audit committee financial expert” as defined by the SEC.

Committee members shall be appointed by the Chairman of the Board and approved by the Board. Additionally, the Committee is chaired by an Independent Director appointed by the Chairman of the Board and approved by the Board. The Committee will meet at two (2) times per year, or more frequently, as circumstances dictate. The Committee Chair will preside at each meeting. The Committee Chair will approve the agenda for the committee’s meetings and any member may suggest items for consideration. Briefing materials will be provided to the committee as far in advance of meetings as practicable. The Committee may invite to any of its meetings other directors, members of Company management, and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee will maintain written minutes of its meetings. At each regularly scheduled meeting of the Board the chairperson of the Committee shall provide the Board with a report of the Committee’s activities and proceedings.

 5876 Owens Ave. Suite 100

Carlsbad, CA 92008

III. Committee Authority, Responsibilities and Duties

The audit committee should encourage continuous improvement and should foster adherence to the company’s policies, procedures, and practices at all levels. The audit committee has the authority to conduct investigations into any matters within its scope of responsibility and obtain advice and assistance from outside legal, accounting, or other advisers when necessary to perform its duties and responsibilities and seek information it requires from employees, officers, and directors with prior approval from Chairman of the Board.

The audit committee will monitor our corporate financial statements and reporting and our external audits, including, among other things, our internal controls and audit functions, the results and scope of the annual audit and other services provided by our independent registered public accounting firm and our compliance with legal matters that have a significant impact on our financial statements. Our audit committee will also consult with our management and our independent registered public accounting firm before our annual audited financial statements are included in our Annual Report and, as appropriate, initiate inquiries into aspects of our financial affairs. Our audit committee will be responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. Our audit committee will monitor compliance with our Code of Business Conduct and oversee our compliance programs. In addition, our audit committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditors, including approving services and fee arrangements. Our audit committee will approve related party transactions before we enter into them, in accordance with the applicable rules.

Further, the audit committee will discuss with independent auditor those matters required to be discussed by the auditors with the audit committee under the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”). The audit committee will receive the written disclosures and the letter from our independent auditor required by applicable requirements of the PCAOB regarding independent auditor’s communication with the audit committee concerning independence, and will discuss with the independent auditor their independence. The audit committee will consider with dbbmckennon whether the non-audit services that the independent auditor provided to us during the previous year was compatible with their independence. Based upon the review and discussions described above, and if the requisite standards are met, the audit committee will recommend to the Board that the audited consolidated financial statements be included in the Annual Report for filing with the SEC.

 5876 Owens Ave. Suite 100

Carlsbad, CA 92008

Specifically, the Committee’s responsibilities shall be:

(a)	to review this charter at least annually and recommend any necessary amendments to the board of directors;

(b)	to meet with management and the independent auditor to review and discuss the company’s financial statements and internal control reports;

(c)	to appoint and oversee the work performed by the independent auditor retained for the purpose of preparing or issuing an audit report or related work (the independent auditor will report directly to the audit committee);

(d)	to review and preapprove both audit and non-audit services to be provided by the independent auditor;

(e)	to review all reports provided by the independent auditor;

(f)	to review the integrity of the Company’s internal and external financial reporting processes;

(g)	to oversee, review, and periodically update the Company’s code of business conduct and ethics and the company’s system to monitor compliance with and enforcement of this code;

(h)	to review, with the Company’s counsel, legal compliance and regulatory matters that could have a significant impact on the company’s financial statements;

(i)	to discuss policies with respect to risk assessment and risk management, including appropriate guidelines and policies to govern the process, as well as the Company’s major financial risk exposures and the steps management has undertaken to control them; and

(j)	to carry out such other tasks as the Board may from time to time delegate to the Committee for action consistent with this Charter.

IV. Performance Evaluations

The Committee shall, at least annually, conduct a self-evaluation of the performance of the Committee and its members, review and assess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

V. Amendments

This Charter may be amended from time to time by the Board, and any amendment must be disclosed as required by, and in accordance with, applicable laws, rules and regulations.